Exhibit 99.1

CONTACT:	Paula Silver – 248-354-4530

Jennifer Rass – 248-354-7502

Federal-Mogul Net Income Soars to $90 Million on Record Quarterly Sales

Net income of $90 million in Q2 2008 up from $4 million in Q2 2007

Record net sales of $2 billion and eighth consecutive quarter of year-over-year growth

Southfield, Michigan, July 25, 2008. . . .Federal-Mogul Corporation (NASDAQ: FDML) today reported record second quarter sales of $2 billion and an eighth consecutive quarter of year-over-year increased sales combined with a sharp rise in quarterly net income to $90 million.

Sales for the three-month period ending June 30, 2008, were a record $1,995 million, an increase of 13 percent, compared to $1,763 million for the same period a year ago. Federal-Mogul reported a gross margin of $396 million or 19.8 percent of sales, compared to $322 million or 18.3 percent of sales, representing an increase of $74 million, or 23 percent over the prior year. Federal-Mogul’s Operational EBITDA1 was $257 million or 12.9 percent of sales, compared to $212 million or 12.0 percent of sales during the same period in 2007, representing an increase of $45 million or 21 percent. The company recorded net income of $90 million or earnings per share of $0.90, up from $4 million in second quarter 2007.

“We experienced another record sales quarter with strong earnings performance. We have anticipated and reacted to changing market conditions including a market downturn in mature automotive markets. We implemented numerous successful actions to offset macro-economic factors and benefited from our strong market, customer and product diversification,” said José Maria Alapont, Federal-Mogul President and Chief Executive Officer.

“Federal-Mogul’s global market presence and customer base is well diversified. We serve over 250 vehicle platforms and over 700 vehicle powertrain programs. No single customer represents more than six percent of our global revenue and over 60 percent of our revenue is generated from sales outside the United States and Canada. Further, we have a significant global aftermarket business with well-recognized leading brands and we generate over 10 percent of our revenue from a global commercial and industrial customer base. This diversification strengthens our performance and compensates for market and customer volatility,” Alapont continued.

Financial Summary (in $millions)

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales	$1,995	$1,763	$3,854	$3,480
Gross margin	396	322	662	630
Adjusted gross margin [2]	396	322	730	630
Selling, general and administrative expenses	(212)	(213)	(421)	(420)
Net income	90	4	58	9
Adjusted net income [3]	90	4	121	9
Operational EBITDA [1]	257	212	462	412

Federal-Mogul reported sales of $1,995 million for the three-month period ending June 30, 2008, up from $1,763 million in the same period of 2007. Sales increased by $232 million or 13 percent and were positively impacted by favorable foreign exchange of $125 million. The company has reported year-over-year quarterly sales increases for eight consecutive quarters as a result of expanding sales to customers in Europe, Asia and South America.

Gross margin for the quarter was $396 million or 19.8 percent of sales, as compared to $322 million or 18.3 percent of sales during the same period a year ago, an increase of 23 percent or $74 million. The automotive market has faced decreasing regional production volumes, rising energy prices, inflationary raw material costs and other economic challenges. The company effectively offset the impact of these and other macro-economic factors through profitable incremental revenue from new business contracts and improved productivity from operations. Gross margin was also favorably impacted by reduced depreciation and foreign exchange.

Selling, General and Administrative (SG&A) expenses were reduced to 10.6 percent of sales during the quarter, compared to 12.1 percent of sales in the same period of 2007. The company realized a reduction in SG&A expense despite an adverse foreign exchange impact of $11 million.

Federal-Mogul’s Operational EBITDA1 for the second quarter was $257 million, a 21 percent or $45 million increase, compared to $212 million during the same period in 2007.

Net income was $90 million in the second quarter 2008, with earnings per share of $0.90, compared to $4 million of net income in second quarter 2007.

Federal-Mogul continued to make progress executing its sustainable global profitable growth strategy by growing in emerging markets and strengthening its presence in mature markets. The company achieved 50 percent growth in sales to customers in BRIC (Brazil, Russia, India and China) markets during the quarter. The company recently completed the successful launch of a new powertrain component plant in Araras, Brazil and launched its new portfolio of wipers and brake pads in the Russian market.

Federal-Mogul reported sales of $3,854 million for the six-month period ending June 30, 2008, an increase of $374 million or 11 percent versus $3,480 million for the same period in 2007.

Gross margin increased to $662 million in the first half of 2008 versus $630 million in 2007, despite a non-cash charge of $68 million recorded in the first quarter of 2008 relating to re-valuation of inventory, as required by fresh-start reporting.

Operational EBITDA1 increased 12 percent, or $50 million, to $462 million in the first half of 2008, as compared to $412 million in the same period the prior year.

Adjusted net income3 rose $112 million to $121 million or 3.1 percent of sales during the first half of 2008, versus $9 million in the first half of 2007.

The company recorded strong operating cash flow4 of $116 million in the first half of 2008, which compares to $79 million in the same period of 2007.

“Federal-Mogul’s results demonstrate the solid foundation we have put in place through our sustainable global profitable growth strategy. Global customer, regional and product portfolio diversification, together with leading product technologies and brands, development in best cost locations and strong commitment to customer service differentiate Federal-Mogul and contribute to our strong performance in this challenging market environment,” Alapont said.

1	Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory as described in the attached reconciliation of non-GAAP financial measures.
2	Adjusted gross margin is equal to reported gross margin excluding the $68 million impact on gross margin of the fresh-start reporting valuation of inventory recorded in the first quarter 2008 as described in the attached reconciliation of non-GAAP financial measures.
3	Adjusted net income is equal to reported net income excluding the $68 million impact on gross margin on the fresh-start reporting of inventory adjusted for the tax benefit on the inventory adjustment of $5 million recorded in the first quarter 2008 as described in the attached reconciliation of non-GAAP financial measures.
4	Cash flow is equal to net cash provided by operating activities less net cash used by investing activities as displayed in the attached statement of cash flows.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty and off-highway vehicles, as well as in power generation, aerospace, marine, rail, industrial and the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs 50,000 people in 35 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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FEDERAL—MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Share and Per Share Data)

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net sales	$1,995.2	$1,763.4	$3,854.4	$3,479.9
Cost of products sold	(1,599.6)	(1,441.0)	(3,192.4)	(2,849.7)

Gross margin	395.6	322.4	662.0	630.2
Selling, general and administrative expenses	(212.4)	(212.7)	(421.1)	(419.6)
Interest expense, net	(42.4)	(51.9)	(90.6)	(101.9)
Amortization expense	(19.2)	(4.8)	(35.3)	(9.3)
Chapter 11 and U.K. Administration related reorganization expenses	(3.2)	(27.6)	(13.0)	(41.2)
Equity earnings of unconsolidated affiliates	7.8	10.1	16.5	18.0
Restructuring expense, net	(1.0)	(13.5)	(2.7)	(29.6)
Other income (expense), net	(1.8)	3.1	(4.3)	14.1

Income before income taxes	123.4	25.1	111.5	60.7
Income tax expense, net	(33.8)	(21.2)	(53.4)	(52.2)

Net income	$89.6	$3.9	$58.1	$8.5

Income per common share:
Basic	$0.90	$0.04	$0.58	$0.10
Diluted	$0.89	$0.04	$0.58	$0.09

FEDERAL—MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	Successor Company
	June 30 2008	December 31 2007
	(Unaudited)
Current assets:
Cash and equivalents	$843.9	$425.4
Accounts receivable, net	1,382.6	1,095.9
Inventories, net	1,052.6	1,074.3
Prepaid expenses and other current assets	357.6	526.4

Total current assets	3,636.7	3,122.0

Property, plant and equipment, net	2,094.7	2,061.8
Goodwill and indefinite-lived intangible assets	1,636.7	1,852.0
Definite-lived intangible assets, net	577.9	310.0
Other noncurrent assets	486.4	520.5

	$8,432.4	$7,866.3

Current liabilities:
Short-term debt, including current portion of long-term debt	$128.2	$117.8
Accounts payable	707.3	726.6
Accrued liabilities	505.5	496.0
Current portion of postemployment benefit liability	62.3	61.2
Other accrued liabilities	194.9	167.3

Total current liabilities	1,598.2	1,568.9

Long-term debt	2,806.2	2,517.6
Postemployment benefits	965.7	936.9
Long-term portion of deferred income taxes	350.7	331.4
Other accrued liabilities	289.7	300.3

Minority interest in consolidated affiliates	98.2	87.5

Shareholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital, including warrants	2,122.7	2,122.7
Retained earnings	58.1	—
Accumulated other comprehensive income	141.9	—

Total shareholders’ equity	2,323.7	2,123.7

	$8,432.4	$7,866.3

FEDERAL—MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Successor Company	Predecessor Company
	Six Months Ended June 30
	2008	2007
Cash Provided From (Used By) Operating Activities
Net income	$58.1	$8.5
Adjustments to reconcile net earnings to net cash provided from (used by) operating activities:
Depreciation and amortization	171.1	172.1
Cash received from 524g Trust	225.0	—
Change in postemployment benefits, including pensions	4.1	(27.1)
Changes in deferred taxes	3.9	3.8
Changes in operating assets and liabilities:
Accounts receivable	(249.8)	(157.8)
Inventories	55.0	0.9
Accounts payable	(49.1)	106.5
Other assets and liabilities	39.3	79.0

Net Cash Provided From Operating Activities	257.6	185.9

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(148.0)	(132.0)
Net proceeds from the sale of property, plant and equipment	10.9	18.1
Proceeds from sale of investment	—	13.8
Payments to acquire minority interests	—	(6.8)
Payments to acquire business	(4.7)	—

Net Cash Used By Investing Activities	(141.8)	(106.9)

Cash Provided From (Used By) Financing Activities
Proceeds from borrowings on exit facility	2,082.0	—
Repayment of Tranche A, Revolver and PIK Notes	(1,790.8)	—
Proceeds from borrowings on DIP credit facility	—	550.0
Principal payments on DIP credit facility	—	(228.1)
Repayment of pre-petition Tranche C debt	—	(330.4)
Increase in short-term debt	2.4	8.7
Decrease in other long-term debt	(7.9)	(5.8)
Increase (decrease) in factoring arrangements	6.3	(58.9)
Debt refinance fees	(0.4)	(0.3)

Net Cash Provided From (Used By) Financing Activities	291.6	(64.8)

Effect of foreign currency exchange rate fluctuations on cash	11.1	4.6

Increase in cash and equivalents	418.5	18.8

Cash and equivalents at beginning of period	425.4	359.3

Cash and equivalents at end of period	$843.9	$378.1

FEDERAL—MOGUL CORPORATION

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Millions of Dollars)

(Unaudited)

	Successor Company	Predecessor Company	Successor Company	Predecessor Company
	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Gross margin as reported	$395.6	$322.4	$662.0	$630.2
Adjustment to exclude impact of fresh-start valuation of inventory	—	—	68.2	—

Adjusted gross margin	$395.6	$322.4	$730.2	$630.2

Net Income	$89.6	$3.9	$58.1	$8.5
Adjustment to exclude impact of fresh-start valuation of inventory	—	—	68.2	—
Income tax benefit of inventory adjustment	—	—	(4.9)	—

Adjusted Net Income	$89.6	$3.9	$121.4	$8.5

Income before income taxes	$123.4	$25.1	$111.5	$60.7
Depreciation and amortization	82.7	88.2	171.1	172.1
Chapter 11 and U.K. Administration related reorganization expenses	3.2	27.6	13.0	41.2
Interest expense, net	42.4	51.9	90.6	101.9
Restructuring expense, net	1.0	13.5	2.7	29.6
Fresh-start Inventory Adjustment	—	—	68.2	—
Other	3.9	6.0	5.2	6.2

Operational EBITDA	$256.6	$212.3	$462.3	$411.7

Management believes that excluding the non-recurring, non-cash impact of fresh-start valuation of inventory from gross margin and net income provides information most comparable to that of the prior year.

Management believes that Operational EBITDA most closely approximates the cash flow associated with the operational earnings of the Company and uses Operational EBITDA to measure the performance of its operations. Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 related reorganization expenses, gains or losses on the sales of businesses, and the impact on gross margin of the fresh-start reporting valuation of inventory.